Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Greenidge Generation Holdings Inc.

Dresden, New York

We consent to the inclusion in this Registration Statement of Greenidge Generation Holdings Inc. on Form S-1 of our report dated August 6, 2021, with respect to our audits of the consolidated financial statements of Greenidge Generation Holdings LLC as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ArmaninoLLP

Dallas, Texas

September 1, 2021